Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Corporate
P.O. Box 626	Controller and Interim CFO
Bassett, VA 24055	(276) 629-6614 – Investors

Jay S. Moore, Dir. of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Second Quarter 2009 Results of Operations

(Bassett, Va.) – September 14, 2009 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended May 30, 2009.

Sales for the quarter ended May 30, 2009 were $57.7 million as compared to $74.9 million for the quarter ended May 31, 2008, a decrease of 23%. Gross margins for the second quarter of 2009 and 2008 were 43.4% and 39.4%, respectively. The margin increase over 2008 results primarily from improved margins in the retail segment and a greater portion of the Company’s wholesale sales being made to the Company-owned stores, partially offset by lower margins in the wholesale segment. Selling, general and administrative expenses increased $0.9 million for the second quarter of 2009 as compared to 2008 primarily due to increased bad debt and notes receivable valuation charges and the acquisition of additional retail stores, partially offset by lower spending in the wholesale operation. The Company reported a net loss of $(9.9) million, or $(0.87) per share for the quarter ended May 30, 2009, as compared to a net loss of $(0.4) million, or $(0.03) per share, for the quarter ended May 31, 2008.

The loss for the quarter ended May 30, 2009 included unusual pretax charges of $1.1 million associated with the writeoff of tenant improvements from the closure of certain stores and its retail office location, $0.3 million associated with lease exit costs for the retail office location and $0.3 for severance associated with the previously announced downsizing. The results for the quarter ended May 31, 2008 included three unusual pretax items consisting of $1.4 million of proxy contest expenses, a $1.3 million gain associated with the sale of the Company’s airplane and a $0.4 million impairment charge associated with the writeoff of leasehold improvements for a closed store. Excluding these unusual items, the results of operations for the quarters ended May 30, 2009 and May 31, 2008 would have been net losses of $8.2 million and $0.1 million, respectively. Please refer to the attached schedule which reconciles net income (loss) as reported to net income (loss) as adjusted.

“Although we are not pleased with our results for the second quarter, we are making progress on several fronts as we continue to navigate the extremely difficult business environment that has shown few significant signs of improvement,” said Robert H. Spilman Jr., president and chief executive officer. “We continue to focus on cash generation through cost containment and inventory reductions. Furthermore, we have terminated our relationship with several licensees in an effort to limit further credit exposure. We are pleased with the fact that the Company generated $2.3 million in operating cash flow for the second quarter reflecting a lower cost structure derived from continued cost cutting measures over the past few quarters. These actions are ongoing and will continue to characterize our operations until we can see meaningful improvement in the housing market and the overall economy. Our goal is to continue to generate positive operating cash flow for the remainder of fiscal 2009.

“In addition to the negative impact of a $17 million sales decrease, operating results were dominated by the cumulative effect that the prolonged slump has had on both our licensed and corporate store networks,” Mr. Spilman continued. “Bad debt and notes receivable valuation charges of $5.8 million were recorded primarily to account for certain licensees’ inability to fulfill their obligations to the Company. An additional $1.7 million of charges stemmed from store closings, an office closing, and previously announced severance. Finally, $1.4 million of reserves against other income was recorded to estimate losses on licensee loan and lease guarantees. While painful, these charges were necessary and, although we do expect to post additional reserves on an ongoing basis, we believe that these actions taken during the first six months of 2009 are of a much greater magnitude than what we contemplate going forward.”

Wholesale Segment

Net sales for the wholesale segment were $45.0 million for the second quarter of 2009 as compared to $62.0 million for the second quarter of 2008, a decrease of 27%. Approximately 51% of wholesale shipments during the second quarter of 2009 were imported products compared to 54% for second quarter of 2008. Gross margins for the wholesale segment were 28.5% for the second quarter of 2009 as compared to 29.2% for the second quarter of 2008. This decrease is primarily due to lower realized margins on wood furniture and certain discount programs designed to sell more furniture, partially offset by increased margins on domestic upholstered furniture. In addition, margins in our wholesale segment improved sequentially over the first quarter due to operating improvements in the Company’s upholstery manufacturing facility and certain negotiated cost reductions for raw materials and imported finished goods. Wholesale SG&A excluding bad debt and notes receivable valuation charges decreased $4.2 million during the second quarter of 2009 as compared to 2008 due primarily to lower sales and continued cost cutting measures. The Company recorded $5.8 million of bad debt and notes receivable valuation charges for the second quarter of 2009 as compared to $1.3 million for the second quarter of 2008 as our licensees continued to struggle to pay for the furniture shipped to them in a prolonged and severe recessionary environment.

Mr. Spilman stated, “Excluding the effects of bad debt and notes receivable valuation charges, wholesale operations generated an operating margin of 1.9% compared to 3.1% last year. Upholstery segment margins improved for the quarter, reflecting cost control efforts and better pricing on certain raw materials. Our cellular-based custom upholstery operations continue to improve productivity. The successful introduction of our new CU2 line in the quarter should expand our custom platform by reaching more value-oriented consumers in both Bassett stores and targeted independent dealers.

“Retail sales for our wood segment remained difficult during the quarter,” Spilman further stated. “Compressed margins were attributable to reduced volumes, downtime at our Martinsville Table facility, and heavier discounting on imported products associated with inventory reduction initiatives. Wood inventories were reduced by $4 million, or 16%, during the quarter and we anticipate lower levels of wood inventory as the year progresses.”

Retail Segment

During the 26 week period ended May 30, 2009, the Company acquired an additional seven stores from its licensees, four of which were acquired during the second quarter of 2009. Total Company-owned store count as of May 30, 2009 was 38, of which 29 were comparable stores (stores open longer than one year). In addition, the Company acquired the operations of an additional licensee-owned store in July 2009.

For the quarter ended May 30, 2009, the total Company-owned store network had net sales of $25.7 million in the second quarter of 2009 as compared to $24.6 million in the second quarter of 2008, an increase of 4.3%. Comparable store sales decreased 5.5%. These sales decreases have primarily resulted from the continued weak economic environment and corresponding weak consumer spending. Gross margins for the entire Company-owned fleet increased 1.4 percentage points to 47.2% primarily due to the effects of prior year store closing events which generated significantly lower margins. As a percentage of sales, SG&A decreased 0.3 percentage points to 55.1% due to continued cost containment efforts during the quarter, partially offset by corporate store acquisitions. As part of the store acquisitions during the year, the Company did not acquire the existing delivery backlog at the time of acquisition on certain of the stores. Consequently, the Company incurred significant SG&A expenses (rent and administrative payroll) without a commensurate level of delivered sales. Excluding the effects of these acquired stores, SG&A as a percent of sales would have been 54.1% for the second quarter of 2009. On a comparable store basis (stores open for more than one year), our operating loss was reduced by 18.4% to $1.5 million, primarily due to lower SG&A spending due to lower sales and cost cutting efforts.

“The quarter featured a great deal of activity in our corporate retail segment as we acquired four licensee-owned stores and made plans to close three existing corporate locations, which took place in the third quarter,” said Mr. Spilman. “Nevertheless, our team was able to reduce our comparable store loss by 18%. Including the losses associated with newly acquired stores, total loss for the corporate retail segment was reduced by 15% versus last year. We will stay focused on offering a consistently superior customer experience and continuing to improve operating results despite the difficult sales environment.”

Other Income (loss), net

Other income (loss), net for the quarter ended May 30, 2009 was a loss of $(1.2) million as compared to income of $0.1 million for the quarter ended May 31, 2008. The loss is primarily due to a $1.4 million charge for reserves for loan and lease guarantees.

Amended Revolving Credit Facility

The Company’s revolving credit facility contains, among other provisions, certain defined financial requirements including a minimum level of Tangible Net Worth, as defined in the credit agreement. As disclosed in the Company’s amended Form 10-Q for the quarter ended February 28, 2009, the Company began discussions with its lender during the second quarter to amend its credit facility, due to the fact the Company was in violation of that covenant as of February 28, 2009. The Company successfully obtained a commitment to waive the default and amend the credit facility on September 10, 2009. The amendment will provide for a variable interest rate of LIBOR plus 2.75% with a 4.25% minimum rate and will reset the Tangible Net Worth requirement at a minimum of $95.0 million for the remainder of 2009 and $90.0 million for 2010. It will decrease the Company’s total facility from $45.0 million to $30.0 million. Borrowings under the facility, which matures November 30, 2010, totaled $18.0 million and $19.0 million at May 30, 2009, and November 29, 2008, respectively, and are secured by a pledge of certain marketable securities and substantially all of the Company’s receivables and inventories. The Company projects that it will have $2.0 million available for borrowing under the facility, after deducting amounts for outstanding letters of credit and guarantees under the licensee loan program, when the amendment is completed. The Company expects to complete the amendment by the end of September.

Balance Sheet and Cash Flow

The Company generated $2.3 million in operating cash flow during the second quarter of 2009 by its continued cost cutting efforts, bringing cash used in operating activities to $2.8 million for the first half of 2009, as compared to $10.8 million operating cash used during the first half of 2008, a 74% decrease from the 27 weeks ended May 31, 2008. The net cash usage for the year is primarily due to the continued difficult environment at retail resulting in lower collections on accounts receivable. The Company increased its overall cash position for the six months ended May 30, 2009 by $11.9 million primarily through $15.4 million of investment redemptions and $2.8 million in dividends from the investment in the International Home Furnishings Center, partially offset by the operating cash flow deficit, dividend payments of $1.1 million and net payments on the Company’s revolving credit facility of $1.0 million.

In addition to the $15.7 million of cash on-hand, the Company has investments of $19.2 million consisting of $12.6 million in marketable securities and $6.6 million in the Alternative Asset Fund. The Company expects to receive additional redemptions from the Alternative Asset Fund of approximately $1.0 million over the remainder of the year. In addition, the Company expects wholesale inventories to decrease at least $2 million over the next two quarters through improved management and coordination with foreign suppliers. In anticipation of a debt refinancing for IHFC, it is likely that dividend distributions will decrease or be eliminated for the remainder of 2009. The Company does not believe that this will be materially detrimental to its overall liquidity. With the current level of cash on-hand coupled with the investment holdings and availability on the revolver, the Company believes it has sufficient liquidity to fund operations for the foreseeable future.

“In recent history, our third quarter has been our toughest in terms of incoming orders,” Mr. Spilman stated. “When our results for the period ending August 29, 2009 are released next month, we expect to show that although that trend has not been broken, we continue to operate the business to conserve cash with the goal to emerge from this protracted period of weak consumer demand in a position to gain market share and enhance long term shareholder value.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With approximately 110 Bassett stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 750 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the second quarter of fiscal 2009, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the delays or difficulties in converting some of Bassett’s non-operating assets to cash; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations - Unaudited

(In thousands, except for per share data)

	13 Weeks Ended May 30, 2009		13 Weeks Ended May 31, 2008		26 Weeks Ended May 30, 2009		27 Weeks Ended May 31, 2008
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$57,718	100.0%	$74,862	100.0%	$115,529	100.0%	$156,460	100.0%

Cost of sales	32,685	56.6%	45,344	60.6%	66,353	57.4%	94,316	60.3%

Gross profit	25,033	43.4%	29,518	39.4%	49,176	42.6%	62,144	39.7%

Selling, general and administrative expense excluding bad debt and notes receivable valuation charges	26,115	45.2%	29,777	39.8%	52,967	45.8%	61,222	39.1%
Bad debt and notes receivable valuation charges	5,849	10.1%	1,266	1.7%	11,741	10.2%	2,036	1.3%
Proxy defense costs	—	0.0%	1,418	1.9%	—	0.0%	1,418	0.9%
Restructuring, asset impairment charges and unusual gain, net	1,388	2.4%	(958)	-1.3%	1,388	1.2%	(958)	-0.6%
Lease exit costs	285	0.5%	—	0.0%	285	0.2%	—	0.0%

Loss from operations	(8,604)	-14.9%	(1,985)	-2.7%	(17,205)	-14.9%	(1,574)	-1.0%

Other income (loss), net	(1,187)	-2.1%	97	0.1%	(4,484)	-3.9%	284	0.2%

Loss before income taxes	(9,791)	-17.0%	(1,888)	-2.5%	(21,689)	-18.8%	(1,290)	-0.8%
Income tax (provision) benefit	(65)	-0.1%	1,497	2.0%	(130)	-0.1%	1,416	0.9%

Net income (loss)	$(9,856)	-17.1%	$(391)	-0.5%	$(21,819)	-18.9%	$126	0.1%

Basic earnings (loss) per share:	$(0.87)		$(0.03)		$(1.91)		$0.01

Diluted earnings (loss) per share:	$(0.87)		$(0.03)		$(1.91)		$0.01

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited) May 30, 2009	November 29, 2008
Assets
Current assets
Cash and cash equivalents	$15,655	$3,777
Accounts receivable, net	36,639	40,793
Inventories	41,002	42,293
Other current assets	9,090	13,628

Total current assets	102,386	100,491

Property and equipment
Cost	156,859	156,068
Less accumulated depreciation	99,471	98,913

Property and equipment, net	57,388	57,155

Investments	19,187	35,060
Retail real estate	26,124	29,588
Notes receivable, net	9,342	13,608
Other	8,844	9,140

	63,497	87,396

Total assets	$223,271	$245,042

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$16,517	$18,747
Accrued compensation and benefits	4,819	4,818
Customer deposits	7,379	6,725
Dividends payable	—	1,142
Other accrued liabilities	11,221	10,577
Current portion of real estate notes payable	8,670	1,012

Total current liabilities	48,606	43,021

Long-term liabilities
Post employment benefit obligations	12,607	12,829
Bank debt	18,000	19,000
Real estate notes payable	13,066	21,346
Distributions in excess of affiliate earnings	12,514	11,910
Other long-term liabilities	8,567	6,757

	64,754	71,842

Commitments and Contingencies

Stockholders’ equity
Common stock	57,141	57,102
Retained earnings	51,341	73,160
Additional paid-in-capital	423	346
Accumulated other comprehensive income (loss)	1,006	(429)

Total stockholders’ equity	109,911	130,179

Total liabilities and stockholders’ equity	$223,271	$245,042

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	26 Weeks Ended May 30, 2009	27 Weeks Ended May 31, 2008
Operating activities:
Net income (loss)	$(21,819)	$126
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	2,866	3,949
Equity in undistributed income of investments and unconsolidated affiliated companies	(1,317)	(1,628)
Provision for restructuring, asset impairment charges and unusual gain, net	1,388	(958)
Impairment of retail real estate	—	352
Lease exit costs	285	—
Provision (income) for lease and loan guarantees	1,874	(134)
Provision for losses on accounts and notes receivable	11,741	2,036
Other than temporary impairment of investments	1,255	—
Realized income from investments	(461)	(1,007)
Deferred income taxes	—	(650)
Payment to terminate lease	(400)	—
Other, net	348	8
Changes in operating assets and liabilities
Accounts receivable	(5,136)	(7,307)
Inventories	3,055	5,209
Other current assets	4,747	68
Accounts payable and accrued liabilities	(1,186)	(10,885)

Net cash used in operating activities	(2,760)	(10,821)

Investing activities:
Purchases of property and equipment	(711)	(1,205)
Purchases of retail real estate	(2)	(497)
Proceeds from sales of property and equipment	26	2,184
Acquisition of retail licensee stores, net of cash acquired	(481)	(216)
Proceeds from sales of investments	20,678	14,196
Purchases of investments	(5,273)	(2,872)
Dividends from an affiliate	2,811	2,811
Net cash received on licensee notes	302	512
Other, net	(251)	167

Net cash provided by investing activities	17,099	15,080

Financing activities:
Net borrowings (repayments) under revolving credit facility	(1,000)	6,000
Repayments of real estate notes payable	(394)	(381)
Issuance of common stock	150	85
Repurchases of common stock	(75)	(2,231)
Cash dividends	(1,142)	(4,990)

Net cash used in financing activities	(2,461)	(1,517)

Change in cash and cash equivalents	11,878	2,742

Cash and cash equivalents - beginning of period	3,777	3,538

Cash and cash equivalents - end of period	$15,655	$6,280

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - Unaudited

(In thousands)

	13 Weeks Ended May 30, 2009		13 Weeks Ended May 31, 2008	26 Weeks Ended May 30, 2009		27 Weeks Ended May 31, 2008
Net Sales
Wholesale	$45,013	(a)	$61,991 (a)	$92,960	(a)	$131,299 (a)
Retail	25,660		24,597	49,403		50,525
Inter-company elimination	(12,955)		(11,726)	(26,834)		(25,364)

Consolidated	$57,718		$74,862	$115,529		$156,460

Operating Income (loss)
Wholesale	$(5,015	) (b)	$670 (b)	$(10,730	) (b)	$3,553 (b)
Retail	(2,009)		(2,354)	(4,668)		(4,411)
Inter-company elimination	93		159	(134)		(256)
Proxy defense costs	—		(1,418)	—		(1,418)
Restructuring, asset impairment charges and unusual gain, net	(1,388)		958	(1,388)		958
Lease exit costs	(285)		—	(285)		—

Consolidated	$(8,604)		$(1,985)	$(17,205)		$(1,574)

(a)	Excludes wholesale shipments of $2,719 and $5,508 for the 13 and 26 weeks ended May 30, 2009, respectively, for dealers where collectibility is not reasonably assured at time of shipment. There were no such adjustments for the 13 and 27 weeks ended May 31, 2008.
(b)	Includes bad debt and notes receivable valuation charges as follows:

	May 30, 2009	May 31, 2008
Quarter ended	$5,849	$1,266
Six months ended	11,741	2,036

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Income (Loss) as Reported to Net Income (Loss) as Adjusted (Unaudited)

(In thousands, except for per share data)

	13 Weeks Ended May 30, 2009	Per Share	13 Weeks Ended May 31, 2008	Per Share	26 Weeks Ended May 30, 2009	Per Share	27 Weeks Ended May 31, 2008	Per Share
Net income (loss) as reported	$(9,856)	$(0.87)	$(391)	$(0.03)	$(21,819)	$(1.91)	$126	$0.01
Proxy defense cost	—		865	0.07	—		865	0.07
Restructuring, asset impairment charges and unusual gains, net	1,388	0.12	(584)	(0.05)	1,388	0.12	(584)	(0.05)
Lease exit costs	285	0.03	—		285	0.03	—

Net income (loss) as adjusted	$(8,183)	$(0.72)	$(110)	$(0.01)	$(20,146)	$(1.76)	$407	$0.03

The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered. The 2008 amounts are net of tax of 39%. Current year numbers do not reflect a tax benefit, as we have reported losses during the first half of 2009 and remain in this cumulative loss position. As such, we recorded no tax benefits on the losses generated during the quarter and year-to-date periods ended May 30, 2009.